Exhibit 10.1

SCIENTIFIC ADVISORY BOARD CHAIRMAN AGREEMENT

This Scientific Advisory Board Chairman Agreement (this “Agreement”) dated as of January 26, 2007 (the “Effective Date”) is by and between ArQule, Inc. (the “Company”) located at 19 Presidential Way, Woburn, MA 01801 and Chiang J. Li, M.D. (the “Consultant”).

W I T N E S S E T H

WHEREAS, the Company is engaged in scientific research, development and production of pharmaceutical products, specifically anticancer compounds which are designed to target specific cell control pathways (the “Field”);

WHEREAS, the Consultant has extensive expertise in the Field, and the Company seeks to benefit from the Consultant’s expertise; and

WHEREAS, the Company desires to have the Consultant serve as the chairman of the Company’s Scientific Advisory Board (the “SAB”) and the Consultant wishes to perform advisory services in the Field for the Company;

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, effective as of the Effective Date, the Company and the Consultant agree as follows:

1.             Scientific Advisory Board.  The Consultant shall serve on the Company’s SAB as its chairman, advising the Company with respect to matters related to the Field, upon the terms and conditions hereinafter set forth.  The Consultant shall be engaged by the Company for the exchange of ideas only and shall not direct or conduct research for or on behalf of the Company.

2.                                       Services.

2.1.          SAB Duties.  The Consultant’s duties shall include:  (i) attending and serving as chair of  SAB meetings; (ii) providing scientific advice regarding the Company’s product lines, the general direction of its research programs, recruitment of personnel, and techniques used in research in the Field; and (iii) generally advising the Company in its efforts to produce, develop, and market products in the Field.

2.2.          Consulting Duties.  Upon request by the Company, and at times mutually agreed upon by the Company and the Consultant, the Consultant shall devote additional consulting time annually to provide services to the Company pursuant to this Agreement.

2.3.          Services.  The services set forth in Articles 1 and 2 shall be referred to as the “Services.”

3.             Term and Termination.

3.1.         Term.  The Consultant shall commence rendering the Services on the Effective Date and, unless earlier terminated as provided in Section 3.2 hereof, shall continue for a term of one year (the “Period of Service”).  This Agreement may be extended for additional one year periods upon the written agreement of both parties.

3.2.         Termination.  Either the Company or the Consultant may, without prejudice to any right or remedy it may have due to any failure of the other party to perform obligations under this Agreement, terminate the Period of Service upon 30 days prior written notice to the other party for any or no reason.  Notwithstanding the foregoing, the Company may terminate the Period of Service, effective immediately upon receipt of written notice, if the Consultant breaches or threatens to breach any provision of Sections 5, 6, 7 or 8 of this Agreement.

3.3          Effect of Termination.  In the event of a termination of this Agreement pursuant to this section, the parties shall not enter into any new agreements or financial arrangements with respect to the subject matter hereof from the date of termination until the next anniversary date of the Effective Date.  Upon termination all accrued payments as of the date of the notice of termination will be paid by the Company.

3.4.         Survival.  The following provisions shall survive the expiration or termination of this Agreement:  Sections 3.3, 5, 6, 7, 8, 11.1, 11.3 and, 11.5.

4.             Compensation.

4.1.         Stock Options.  As compensation for the Services rendered by Consultant during the Period of Service, the Company shall grant to the Consultant an option (the “Option”) to purchase 12,500 shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), pursuant to the Company’s Amended and Restated 1994 Equity Incentive Plan (the “Plan”) and in accordance with the terms set forth in the form of Option Certificate, attached hereto as Exhibit A.The exercise price of the Option will be set at the closing price of ArQule stock on the date of grant.  The Option will be fully vested and exercisable as of the date of grant, and Consultant shall have until the expiration of the term of the Option to exercise the Option.  In the event that the Period of Service is extended by mutual agreement of the parties, Consultant may be granted additional stock options.

4.2.         Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred in connection with or related to the performance of Services under this Agreement.  Within 30 days following the end of each month, Consultant shall submit to Company his expense reports, and the Company shall issue a check for the applicable amount within 30 days following receipt of such reports or otherwise in accordance with the Company’s standard payment cycle.  Notwithstanding the foregoing, the Company shall not reimburse expenses in excess of one thousand dollars ($1,000) without its prior written approval.

4.3.          Taxes, Benefits and Independent Contractor. The Consultant shall be responsible for all tax obligations associated with the receipt of fees and other consideration from the Company, including the grant of options referred to in Section 4.1, and shall not be entitled to any benefits, coverages or privileges made available to employees of the Company, including without limitation, unemployment, worker’s compensation, or medical insurance benefits or social security or pension payments.  The Consultant shall be an independent contractor and not an employee of the Company.

4.4           Fair Market Value.  The Company and Consultant acknowledge and agree that the consideration set forth in this Section 4 represents the fair market value for the Services to be rendered under this Agreement, and no amount payable hereunder is intended to constitute a payment for the inducement of patient referrals, the purchase, lease or order of any item or service, or the recommending or arranging for the purchase, lease or order of any item or service.

5.             Confidential Information and Proprietary Materials.

5.1.          Confidential Information.

5.1.1.       Definition of Confidential Information.  “Confidential Information” shall mean any technical or business information furnished by the Company to the Consultant in connection with this Agreement or developed by the Consultant in the course of performing the Services.  Such Confidential Information may include, without limitation:

(a)           inventions, trade secrets, discoveries and computer programs, including any improvements or modifications thereto;

(b)           engineering, research, development and design projects, data, designs, drawings and specifications;

(c)           manufacturing, development and other technical processes, applications, methods, apparatus and equipment;

(d)           business information such as lists of approved components and sources, price lists, product costs, production schedules, business plans, sales information, profit and loss information, and customer and collaborator lists; and

(e)           any and all information, materials and other items supplied by third parties to the Company (or generated by the Company for third parties) under an obligation of confidentiality).

Confidential Information is contained in various media, including without limitation patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer information, internal financial data, and other documents and records of the Company, whether or not in writing and whether or not labeled or identified as confidential or proprietary.

5.1.2.       Obligations.  During the Period of Service and thereafter, the Consultant shall:

                                                (a)           maintain all Confidential Information in strict confidence and not publish, disclose or otherwise make available to any third party, other than employees of the Company, any Confidential Information, except as expressly authorized in writing by the Company;

                                                (b)           use all Confidential Information solely for the purpose of providing the Services as requested by the Company, in accordance with any Company policies regarding the protection of Confidential Information, and not use any Confidential Information for Consultant’s own benefit or for the benefit of any person or business entity other than the Company; and

                                                (c)           reproduce the Confidential Information only to the extent necessary for providing the Services as requested by the Company, with all such reproductions being considered Confidential Information.

5.1.3.     Exceptions.  The obligations of the Consultant under Section 5.1.2. above shall not apply to the extent that the Consultant can demonstrate by clear and convincing evidence that the Confidential Information in question:

                                                (a)           is or has become generally known within the Company’s industry through no fault of Consultant;

                                                (b)           was known to Consultant at the time it was disclosed by the Company, as evidenced by Consultant’s written records at the time of disclosure; or

                                                (c)           was developed independently by Consultant and not under the auspices of the Company or any other employer of Consultant;

                                                (d)           was lawfully and in good faith made available to Consultant by a third party who did not derive it from the Company and who imposes no obligation of confidence on Consultant; or

                                                (e)           is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Company receives prior written notice of such disclosure and that the Consultant takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

5.2.          Proprietary Materials.

5.2.1.       Definition of Proprietary Materials.  “Proprietary Materials” shall mean any tangible chemical, biological, or physical research materials furnished by the Company to the Consultant in connection with this Agreement or developed by the Consultant in the course of performing the Services, including without limitation any and all reagents, substances, chemical compounds, subcellular constituents, cells or cell lines, organisms and progeny, and mutants, as well as any and all derivatives or replications derived from or relating to such materials.  In the case of biological materials, Proprietary Materials shall also include other materials ordinarily engendered by the original materials, including without limitation any progeny derived from a cell line (including naturally occurring mutants), monoclonal antibodies produced by hybridoma cells, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced by a cell line, recombinant proteins produced through use of isolated DNA or RNA, and substances routinely purified from any source material included in the original materials.

5.2.2.       Limited Use.  The Consultant shall use Proprietary Materials solely for the purpose of providing the Services as requested by the Company, or as expressly authorized in writing by the Company.  The Consultant shall use the Proprietary Materials only in compliance with all applicable governmental laws and regulations, and not for any in vivo experiments on human subjects.

5.2.3.       Limited Disposition.  The Consultant shall not transfer or distribute any Proprietary Materials to any third party without the prior written consent of the Company.

5.3.          Return of Confidential Information and Proprietary Materials.  Upon the termination or expiration of this Agreement, or earlier at the request of the Company, the Consultant at the instruction of the Company shall either return to the Company or destroy all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information and Proprietary Materials in the possession or control of the Consultant, and shall not retain any copies of the same.

5.4.          Survival of Obligations. The obligations set forth in this Article 5 shall remain in effect for a period of ten (10) years after termination of this Agreement, except that the obligations of the Consultant to return or destroy Confidential Information and Proprietary Materials shall survive until fulfilled.

6.             Intellectual Property.

6.1.          Definition of Intellectual Property. “Intellectual Property” shall mean any and all Confidential Information, Proprietary Materials, inventions, developments, data, discoveries, improvements, ideas, concepts, computer programs, algorithms, work product, protocols, systems and related documentation, and any other works of invention or authorship (whether or not patentable, copyrightable, or entitled to or eligible for other forms of legal protection) including any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere, that the Consultant during the Period of Service or thereafter, either solely or jointly with others, and whether during normal business hours or otherwise, has conceived, devised, written, invented, discovered, developed, or reduced to practice or tangible medium (whether alone, jointly with others, or under the Consultant’s direction) in the course of providing the Services, or which arise out of the Services or from Confidential Information or Proprietary

Materials including but not limited to those which (i) result from tasks assigned to the Consultant by the Company, or (ii) are funded by the Company, or (iii) result from use of the premises owned, leased or contracted for by the Company.

6.2.          Disclosure and Records.  The Consultant shall promptly disclose to the Company any and all Intellectual Property.  The Consultant shall maintain adequate records (whether written, electronic, or otherwise) to document the Intellectual Property, including without limitation the conception and reduction to practice of all inventions, and shall make such records available to the Company upon request.  The Company shall have sole ownership of all such records.

6.3.          Ownership.  The Consultant acknowledges and agrees that all Confidential Information and Proprietary Materials that are provided by the Company to the Consultant under this Agreement are and shall remain the exclusive property of the Company or the third party entrusting such Confidential Information or Proprietary Materials to the Company.  The Consultant acknowledges and agrees that any Intellectual Property is and shall be the exclusive property of the Company.  The Consultant hereby assigns, conveys, and grants to the Company all of the Consultant’s right, title, and interest in and to the Intellectual Property and any and all patents, patent applications, and copyrights relating to the Intellectual Property.  Upon request, the Consultant shall cooperate with the Company, at the expense of the Company, in obtaining legal protection for the Intellectual Property including confirmation of ownership.  The Consultant agrees to execute all documents that the Company may reasonably request in order to perfect its rights in the Intellectual Property; in the event that the Consultant should fail or refuse to execute such documents within a reasonable time, the Consultant hereby appoints the Company attorney-in-fact to execute and deliver any such documents on the Consultant’s behalf.

6.4.          Third-Party Intellectual Property.  The Consultant acknowledges that the Company does not desire to acquire any trade secrets, know-how, confidential information, or other intellectual property that the Consultant may have acquired from or developed for any third party unrelated to Company or Consultant. (“Third-Party IP”).  The Consultant agrees that in the course of providing the Services, the Consultant shall not improperly use or disclose any Third-Party IP, including without limitation any intellectual property of (i) any former or current employer, (ii) any person for whom the Consultant has performed or currently performs consulting services, or (iii) any other person to whom the Consultant has a legal obligation regarding the use or disclosure of such intellectual property.

6.5.          Compliance with the Company’s Third-Party Obligations.  Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Consultant agrees to be bound by all such obligations and restrictions that are known to Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.

6.6.          Unfunded Publications and Intellectual Property.  Except as otherwise provided herein, the Company shall have no rights by reason of this Agreement in any publication, invention, discovery, improvement, or other intellectual property, which is developed as a result of a program of research not financed, in whole or in part, by funds provided by or under the control of the Company.  The Company also acknowledges and agrees that it will not obtain any right, priority or advantage as a result of the consultancy created by this Agreement in gaining access, whether by license or otherwise, to any proprietary information or intellectual property that arises from any research undertaken by the Consultant in Consultant’s capacity as an employee any unrelated third party.

7.             Noncompetition.

7.1.         No Third Party Conflict of Interest.  The Consultant represents and warrants that, as of the Effective Date, Consultant is not party to any agreement that (a) would constitute a conflict of interest with this Agreement, (b) would prevent Consultant from carrying out Consultant’s obligations to the Company under this Agreement or (c) would be breached by Consultant as a result of carrying out Consultant’s obligations hereunder (such agreement as described under subsections (a) (b) or (c) is hereinafter termed a “Conflicting Agreement”).  During the Period of Service, the Consultant agrees not to enter into any Conflicting Agreement.  If the Consultant should enter into any Conflicting Agreement in breach of the foregoing sentence, the Company shall have the right to immediately terminate this Agreement.

7.2.          Non-Compete in Field.  The Consultant agrees that during the Period of Service the Consultant shall not become employed by, serve as a member of a scientific advisory board (or comparable organization) of, render services to, or act on behalf of, directly or indirectly, own, manage, operate, join, control, finance, consult to, advise or participate in ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or allow Consultant’s name to be used in any annual report, quarterly report, private placement memorandum or advertisement of, or solicit or attempt to solicit business on behalf of any person or other enterprise other than the Company on matters relating to the Field, except to the extent permitted under that certain Separation Agreement and General Release by and between the parties of even date herewith.

7.3           Disclosure of Potential Conflicts.  Consultant has disclosed on the attached Schedule 7.3 all present (and during the Period of Service Consultant shall promptly disclose to the Ethics Officer of the Company any subsequent) actual or potential conflicts between this Agreement and any other agreements under which Consultant owes any duties or obligations, including any agreements or understandings that Consultant has with any person or firm relating to the Field of Interest.

7.4           Disclosure of Agreement.  The parties contemplate that Consultant is or will be employed by Boston Biomedical, Inc., and in conjunction with the foregoing, Consultant agrees to promptly inform Boston Biomedical, Inc (or any subsequent employers) of the existence and terms of this Agreement and Consultant’s responsibilities hereunder.

The Company reserves the right to inform Boston Biomedical, Inc (or any subsequent employers) of the existence and terms of this Agreement and Consultant’s representations, responsibilities and obligation hereunder.

8.             Non-Solicitation.  The Consultant agrees that during the Period of Service of this Agreement and thereafter for a period of one (1) year, the Consultant shall not, directly or indirectly, (i) solicit, divert, or take away, or attempt to take away, the business or patronage of any actual or prospective clients, customers, or accounts of the Company, or (ii) recruit, solicit, or hire any employee or consultant of the Company, or induce or attempt to induce any employee or consultant of the Company, to discontinue his or her relationship with the Company, except to the extent permitted under that certain Separation Agreement and General Release by and between the parties of even date herewith.

9.             Research Agreement, Separation Agreement and General Release.  Regardless of any other provision of this Agreement, it shall not be a violation of any provision of this Agreement for Consultant to take any action authorized or allowed pursuant to either the Research Agreement between the Company and Boston Biomedical, Inc. dated January 26, 2007 or the Separation Agreement and General Release Agreement between the Company and Consultant dated January 26, 2007.

10            Publicity.   The Consultant consents to the use by the Company of his name and likeness in written materials or oral presentations to current or prospective customers, investors or others, provided that such materials or presentations accurately describe the nature of the Consultant’s relationship with or contribution to the Company.  The Company will submit to Consultant for his approval prior to use, which approval will not be unreasonably withheld, all materials which use Consultant’s name or likeness or which imply his approval.

11.           Compliance with Law.   This Agreement shall be construed to the fullest extent possible to be in compliance with and permitted by all U.S., non-U.S., state or other local laws, statutes, rules and regulations.  If a Triggering Event (as defined below) occurs after the date hereof, the parties agree that they shall amend this Agreement solely to the extent necessary to comply with the item giving rise to the Triggering Event and in a manner that shall preserve the underlying economic and financial arrangements between the parties with the least changes to the parties’ expectations hereunder.  For purposes of this Section 10, a “Triggering Event” shall mean any U.S., state or local governmental agency, or any other non-U.S. local governmental agency, or any court or administrative tribunal, passing, issuing or promulgating any law, final rule, final regulation, or rendering from an evidentiary proceeding any order, decision or judgment (including but not limited to those relating to any final regulations promulgated under applicable anti-kickback or self-referral statutes) which in the good faith and reasonable judgment of a party hereto materially and adversely affects such party’s licensure or certification, ability to obtain any material benefit hereunder or under any payment program to which it is a party or ability to perform a material obligation hereunder.  If the parties in good faith cannot agree on a necessary amendment under this Section 11 within thirty (30) days of the Triggering Event, then this Agreement shall terminate without further action on the 30th day.

12.           Miscellaneous.

11.1.        Notices.  All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivery by hand, recognized national overnight courier, or confirmed facsimile transmission, or upon the date sent if mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses or facsimile numbers:

If to Company:

ArQule, Inc.
19 Presidential Way
Woburn, MA 01801
Tel: 781-994-0300
Fax: 781-994-0587
Attn: General Counsel

If to Consultant:  to the address set forth in the first paragraph of this Agreement.

Each party may change its designated address and facsimile number by notice to the other party in the manner provided in this Section.

12.2.   Amendment and Waiver.  This Agreement may be modified, amended, or supplemented only by means of a written instrument signed by both parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

12.3.   Governing Law.  This Agreement and all disputes and causes of action between the parties (in contract, warranty, tort, strict liability, by statute or otherwise) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contacts made and to be performed entirely within such jurisdiction and without giving effect to its choice or conflict of laws rules or principles.

12.4.   Severability.  In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.  To the extent this Agreement may be construed in accordance with the laws of any state that limits the assignability to the Company of certain inventions, this Agreement shall be interpreted not to apply to any such invention that a court rules or the Company agrees is subject to such state limitation.

12.5.   Equitable Relief.  The Consultant acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the

Company and are reasonable for such purpose.  The Consultant agrees that any breach of the Consultant’s obligations under this Agreement will cause irreparable harm to the Company.  Therefore, in addition to any other remedies that may be available to the Company, the Company may apply for and obtain immediate injunctive relief if any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any obligations of the Consultant under this Agreement.

12.6.   Entire Agreement.  This Agreement, which includes all of the terms and conditions hereunder, and all appendices, schedules, exhibits, or riders attached hereto, is intended to be the exclusive and final statement of the terms and understandings relative to the subject matter hereof, merging herein and superseding all negotiations and prior written or oral agreements between the parties as to the subject matter hereto.  There are no promises, representations or understandings made in connection with this Agreement or contemporaneous with the execution hereof, except as set forth in this Agreement.

12.7.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

12.8   Headings.  All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

12.9.   Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors, assigns, heirs, and personal representatives.

12.10.   Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party, except that the Company may assign this Agreement to an affiliate or in connection with the merger, consolidation, or sale of all or substantially all of its business or assets relating to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CONSULTANT		ARQULE, INC.

By:	/s/ Chiang J. Li, M.D.	By:	/s/ Peter S. Lawrence
Name:	Chiang J. Li, M.D.
Title: Executive Vice President, Chief Business Officer, General Counsel and Secretary

Date: January 26, 2007		Date: January 26, 2007

SCHEDULE 7.3 TO THE

SCIENTIFIC ADVISORY BOARD CHAIRMAN AGREEMENT

Any actual or potential conflicts between this Agreement and any other agreements under which Consultant owes any duties or obligations, including any agreements or understandings that Consultant has with any person or firm relating to the Field:

EXHIBIT A

STOCK OPTION CERTIFICATE

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